UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (date of earliest event reported): February 9, 2026

TRANSOCEAN LTD.

(Exact name of Registrant as specified in its charter)

Switzerland	001-38373	98-0599916
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

Turmstrasse 30
Steinhausen, Switzerland	CH-6312

(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: +41 (41) 749-0500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol	Name of each exchange on which registered:
Shares, $0.10 par value	RIG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Business Combination Agreement

On February 9, 2026, Transocean Ltd., a Swiss corporation (“Transocean”), and Valaris Limited, an exempted company limited by shares incorporated under the laws of Bermuda (“Valaris”) (Transocean and Valaris, collectively, the “Parties” and each, a “Party”), entered into a Business Combination Agreement (the “Agreement”) providing for the combination of the two Parties (the “Business Combination”). Pursuant to the Agreement, and on the terms and subject to the conditions thereof, Transocean will acquire of all the issued and outstanding common shares, par value $0.01 each, of Valaris (the “Valaris Shares”) in exchange for shares of Transocean, par value $0.10 each (the “Transocean Shares”), at an exchange ratio of 15.235 Transocean Shares for each Valaris Share (the “Exchange Ratio”). The Business Combination will be effected by way of a court-approved scheme of arrangement (“Scheme of Arrangement”) between Valaris and the holders of the Valaris Shares (the “Valaris Shareholders”) pursuant to section 99 of the Companies Act 1981 of Bermuda, as amended, on the terms set out the Scheme Document. The Transocean Shares are expected to be issued in reliance on the exemption from the registration requirements of the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), provided by Section 3(a)(10) thereof and pursuant to exemptions from registration under any applicable state securities laws. Capitalized terms used herein but not otherwise defined have the meaning set forth in the Agreement. Following the consummation of the Business Combination, Transocean’s existing shareholders and Valaris’ existing shareholders will own approximately 53% and 47%, respectively, of the combined company.

Pursuant to the Agreement, and on the terms and subject to the conditions thereof, at the time on which the order of the Supreme Court of Bermuda providing for its sanction of the Scheme of Arrangement (the “Sanction Order”) is filed with the Registrar of Companies of Bermuda (the “Effective Time”), the Business Combination will become effective and Valaris will become a subsidiary of Transocean. The board of directors of each Party unanimously approved and declared advisable the Agreement and the transactions contemplated thereby, including the Business Combination.

Valaris Shares; Valaris Warrants

Pursuant to the Agreement, and on the terms and subject to the conditions thereof, at the Effective Time, each Valaris Share issued and outstanding immediately prior to the Effective Time (other than the Valaris Shares referenced in the next sentence) will be entitled to receive (a) a number of Transocean Shares equal to the Exchange Ratio and (b) any cash in lieu of fractional Transocean Shares. Each Valaris Share that is owned by (a) Valaris as treasury shares or owned by any Valaris Subsidiary or (b) Transocean or any Transocean Subsidiary, in each case, immediately prior to the Effective Time, will be canceled automatically and shall cease to exist and be issued and outstanding and no consideration shall be delivered in exchange therefor nor any repayment of capital made in respect thereof.

Pursuant to the Agreement, and on the terms and subject to the conditions thereof, at the Effective Time, each warrant (a “Valaris Warrant”) of Valaris issued pursuant to that certain Warrant Agreement, dated as of April 30, 2021, among Valaris, Computershare, Inc. and Computershare Trust Company, N.A. (the “Valaris Warrant Agreement”) that is outstanding and unexercised as of immediately prior to the Effective Time, shall immediately be assumed by Transocean, remain outstanding and, in lieu of the number of Valaris Shares then exercisable under such Valaris Warrant prior to the Effective Time, be exercisable for the Fundamental Transaction Consideration (as defined in the Valaris Warrant Agreement) multiplied by the number of Valaris Shares for which a Valaris Warrant is exercisable immediately prior to the consummation of the Business Combination.

Post-Closing Board of Directors

Pursuant to the Agreement, and on the terms and subject to the conditions thereof, following the consummation of the Business Combination and approval by the majority of the votes cast of Transocean Shares (“Transocean Shareholders”) Transocean’s board of directors will include two (2) current Valaris directors identified by Valaris and reasonably acceptable to Transocean.

Treatment of Valaris Equity Awards

The Agreement provides that, subject to limited exceptions, each Valaris restricted stock unit (“Valaris RSU”) that is outstanding immediately prior to the date of the Agreement (the “Agreement Date”) will:

(i)	vest at the Effective Time;

(ii)	be automatically converted into the right to receive a number of Transocean Shares equal to the product of (x) the number of Valaris Shares subject to such Valaris RSU multiplied by (y) the Exchange Ratio, reduced by the number of Transocean Shares to satisfy any tax withholding obligations associated with the settlement of such Valaris RSU, rounded to the nearest whole share; and

(iii)	except with respect to the rights of each holder set forth in clause (ii) above, automatically be canceled, retired and shall cease to exist.

Subject to limited exceptions, each Valaris performance-based restricted stock unit (“Valaris PSU”) that is outstanding immediately prior to the Agreement Date shall:

(i)	vest at the Effective Time with the number of Valaris Shares earned under such Valaris PSU being based on the actual achievement of the applicable performance goals as of the Effective Time;

(ii)	be converted automatically into the right to receive a number of Transocean Shares equal to the product of (x) the number of Valaris Shares earned pursuant to clause (i) above multiplied by (y) the Exchange Ratio, reduced by the number of Transocean Shares to satisfy any tax withholding obligations associated with the settlement of such Valaris PSU, and rounded to the nearest whole share; and

(iii)	except with respect to the rights of each holder set forth in clause (ii) above, automatically be canceled, retired and shall cease to exist.

As of the Effective Time, each Valaris RSU and Valaris PSU, that is granted after the Agreement Date and outstanding immediately prior to the Effective Time, shall be assumed by Transocean and converted into a Transocean time-based equity award. Each Transocean time-based equity award converted from a Valaris PSU will cover a number of Transocean Shares equal to the product of: (i) the target number of Valaris Shares subject to such Valaris PSU; and (ii) the Exchange Ratio, rounded to the nearest whole number of Transocean Shares.

Conditions to the Business Combination

The Parties’ respective obligations to complete the Business Combination are subject to the satisfaction or waiver of certain customary conditions set forth in the Agreement, including, but not limited to: (i) the receipt of the requisite approvals of the Valaris Shareholders and the Transocean Shareholders, (ii) the granting of the Sanction Order on terms consistent with the Agreement, (iii) the Transocean shares issued pursuant to the Agreement having been approved for listing on the NYSE, (iv) certain regulatory approvals having been obtained or any applicable waiting period having expired or been terminated, (v) no governmental authority within applicable jurisdictions having enacted or issued any law or order preventing or prohibiting the consummation of the Business Combination and (vi) the absence of a Transocean Material Adverse Effect or a Valaris Material Adverse Effect.

Regulatory Efforts

Each Party has agreed to use its respective reasonable best efforts to promptly take all actions necessary, proper or advisable to obtain regulatory approvals as soon as reasonably practicable, including by making all necessary filings with appropriate Governmental Authorities, responding as soon as reasonably practicable to any requests for information or meetings by Governmental Authorities, and defending any antitrust lawsuits or proceedings challenging the transactions; provided, however, that Transocean shall not be required to sell, hold separate or otherwise dispose of or conduct their business in a specified manner to the extent that such obligations or restrictions would result in a material adverse effect on either Party, in each case, subject to the terms of the Agreement.

Termination and Fees

The Agreement also contains certain customary termination rights in favor of each Party, including for the failure to receive the requisite approvals of the Valaris Shareholders and Transocean Shareholder. In addition, a Party may terminate the Agreement, prior to the receipt of the requisite approval of the other Party’s shareholders, if the other Party shall have made an Adverse Recommendation Change. In addition, either Valaris or Transocean may terminate the Agreement if the Effective Time shall not have occurred on or prior to February 9, 2027 (as such date may be extended in accordance with the terms of the Agreement).

In connection with a termination of the Agreement under specified circumstances, including if the Agreement is terminated by Transocean for Valaris having made an Adverse Recommendation Change, or certain other triggering events, Transocean will be required to pay to Valaris a termination fee of $195 million. In addition, if the Agreement is terminated under specified circumstances, including if the Agreement is terminated by Valaris for Transocean having made an Adverse Recommendation Change, or for certain other triggering events, Valaris will be required to pay to Transocean a termination fee of $173 million.

In other specified circumstances where the Agreement is terminated following the failure to obtain the requisite shareholder approval and the above referenced termination fee is not otherwise payable by the Party that failed to obtain such shareholder approval, the Party whose shareholders failed to approve the transactions contemplated by the Agreement will be required to pay the other Party up to, in the case of a payment by Transocean, $65 million, and in the case of Valaris, $58 million, as reimbursement for the other Party’s reasonable and documented fees and expenses in connection with the Agreement.

No Solicitation

The Agreement further provides that, from the date of the Agreement, each of Transocean and Valaris will be subject to certain restrictions on its ability to solicit an alternative Acquisition Proposal from third parties, to provide non-public information to third parties and to engage in discussions with third parties regarding alternative Acquisition Proposals, subject to customary exceptions. Each Party is required to call a meeting of its shareholders to obtain the required approval of such Party’s shareholders described above and, subject to certain exceptions, to recommend that their respective shareholders approve such proposals. Neither Party has the ability to terminate to accept a Superior Proposal.

Representations, Warranties and Covenants

The Agreement contains customary representations, warranties and covenants for a transaction of this nature, including, among others, covenants obligating each Party to continue to conduct their respective businesses in the ordinary course, to cooperate in seeking regulatory approvals and not to engage in certain specified transactions or activities without the prior consent of the other Party.

The foregoing description of the Agreement and the transactions contemplated thereunder, including the Business Combination, is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of Agreement, which is hereby filed as Exhibit 2.1 to this Current Report on Form 8-K (this “Report”) and incorporated herein by reference. The Agreement and the foregoing description thereof have been included to provide investors and shareholders with information regarding the terms of the Agreement; they are not intended to provide any other factual information about Transocean. The representations, warranties and covenants contained in the Agreement were made only as of specified dates for the benefits of the Parties and may be subject to qualifications and limitations agreed upon by the Parties. In particular, in reviewing the representations, warranties and covenants contained in the Agreement and discussed in the foregoing description, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk between the Parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the U.S. Securities and Exchange Commission (the “SEC”) and are also qualified in important part by confidential disclosure schedules exchanged between the Parties in connection with the Agreement. Accordingly, investors and shareholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants may change after the Agreement Date, which subsequent information may or may not be fully reflected in the Parties’ public disclosures. The Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Parties and their respective affiliates and the transactions contemplated by the Agreement that will be contained in or attached as an annex to the proxy statement that the Parties will file in connection with the transactions contemplated by the Agreement, as well as in the other filings that the Parties will make with the SEC.

Support Agreements

On February 9, 2026, in connection with the execution of the Agreement, (a) certain shareholders of Valaris holding in the aggregate approximately 18% of Valaris Shares outstanding (collectively, the “Valaris Supporting Shareholders”), entered into a Support Agreement with Transocean (the “Valaris Shareholder Support Agreement”) and (b) certain shareholders of Transocean holding in the aggregate approximately 9% of Transocean Shares outstanding (collectively, the “Transocean Supporting Shareholders” and together with the Valaris Supporting Shareholders, the “Supporting Shareholders”), entered into a Support Agreement with Valaris (the “Transocean Shareholder Support Agreement” and together with the Valaris Shareholder Support Agreement, the “Support Agreements”). The Support Agreements provide, on the terms and subject to the conditions thereof, that each Supporting Shareholder will vote the shares owned by such Supporting Shareholder at the time of the applicable shareholder meeting in favor of the transactions contemplated by the Agreement.

Item 8.01 Other Events.

On February 9, 2026, Transocean and Valaris hosted a conference call to discuss the Business Combination. A transcript of the conference call is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this Item 8.01 and in Exhibit 99.1 of this Report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any filing under the U.S. Securities Act, or the Exchange Act, except as expressly set forth by specific reference in such filing

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1*	Business Combination Agreement, dated as of February 9, 2026, between Transocean Ltd. and Valaris Limited

99.1	Transcript of Investor Call Held on February 9, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* The schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish supplementally a copy of such schedules and exhibits, or any section thereof, to the SEC upon its request. Certain portions of this Exhibit (indicated by [*]) have been redacted pursuant to Regulation S-K Item 601(b)(2).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSOCEAN LTD.

Date: February 10, 2026	By:	/s/ Debra Kupferman
Debra Kupferman
Authorized Person